Exhibit 99.1


[SMITH & WOLLENSKY LOGO]                          Investor Contact: Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                       Phone: 212-838-2061 x2379
                                                           Email: agood@swrg.com



         Smith & Wollensky Assigns Right to Purchase Las Vegas Property
                       and Enters into Lease at Same Site

New York, NY - May 23, 2005 -The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced its subsidiary, S&W of Las Vegas, LLC, had assigned its right to purchase the property at 3767 Las Vegas Boulevard South in Las Vegas, Nevada to Metroflag SW, LLC, who exercised that right and purchased the property. In addition, the subsidiary entered into a lease with the new owners of the land. The lease has a 40-year term and requires the subsidiary to pay rent, subject to standard increases over time.

The aggregate purchase price paid to the subsidiary by the buyer for the right to purchase the property was $19.0 million, of which approximately $8.7 million will be used to repay existing indebtedness. The Contract of Sale executed in connection with this matter was filed as Exhibit 10.99 to the Company's Annual Report of Form 10-K for the year ended January 3, 2005.



About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Cafe, and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.